UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2004

ENCORE ACQUISITION COMPANY

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-16295 (Commission File Number)	75-2759650 (IRS Employer Identification No.)

777 Main Street, Suite 1400, Fort Worth, Texas (Address of principal executive offices)	76102 (Zip Code)

Registrant’s telephone number, including area code: (817) 877-9955

Item 2. Acquisition or Disposition of Assets

     On April 26, 2004, Encore Acquisition Company, a Delaware corporation (“Encore”), entered into an agreement to acquire natural gas properties in Overton Field located in Smith County, Texas from a group of private sellers. On June 17, 2004, Encore completed the acquisition. At closing, Encore paid the sellers approximately $77 million in cash. Encore has also agreed to pay the sellers up to $5 million in aggregate additional cash consideration if specified leases associated with the properties are obtained by August 16, 2004 and other conditions are met. The purchase price was determined based on arm’s-length negotiations.

     Prior to the acquisition, there were no material relationships between the sellers, on the one hand, and Encore or any of its affiliates, directors, officers or any associate of such directors or officers, on the other. Encore funded the acquisition using a portion of the net proceeds received from the issuance and sale of 2 million shares of its common stock on June 10, 2004 and borrowings under its revolving credit facility.

     The Overton Field properties are in the same core area as Encore’s interests in Elm Grove Field and have similar geology. Encore’s internal reservoir engineers have estimated total proved reserves of 46 Bcfe. The properties currently produce approximately 7 MMcfe per day, primarily from multiple tight sandstone reservoirs in the Travis Peak and Cotton Valley formations at depths ranging between 8,000 and 11,500 feet. The production is 94% natural gas. Prior to the acquisition, the properties were used primarily in the development, exploitation and production of natural gas reserves and were operated by the sellers. Encore intends to use the properties for similar purposes.

Item 7. Financial Statements and Exhibits

     (c) Exhibits

2.1	Purchase and Sale Agreement dated as of April 26, 2004 among Dale Resources, L.L.C. et. al. and Encore Operating, L.P.

2.2	Purchase and Sale Agreement dated as of April 26, 2004 between Overton Pipeline Company L.P. and EAP Energy Services, L.P.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENCORE ACQUISITION COMPANY
Date: June 17, 2004	By:	/s/ Robert C. Reeves
Robert C. Reeves
Vice President, Controller and Principal Accounting Officer